CONSULTING AGREEMENT

THIS AGREEMENT (the "Agreement") effective as of the fifth (5th) day of November, 2014 (the “Effective Date”), entered into between Cannabis Science, Inc., a Nevada Corporation, with its principal registered address of 6946 North Academy Blvd Suite B #254, Colorado Springs, Colorado 80918 USA email:  chad.johnson@cannabisscience.com (the “Company” or “CBIS”) and BHD Holding BV (a Dutch company, owned 100% by Dr. Dorothy Helen Bray) with registered address of 11 Hemony Straat, Amsterdam 1074BK, The Netherlands, email:  j.d.bray@btinternet.com (hereinafter, BHD and its owner, Dr. Bray, are referred to as the “Consultant”) in connection with the provision of the Consultant’s services to the Company.  The Company and the Consultant may be referred to herein as the "Parties" or each as a "Party".

WHEREAS:

A.

The Company is in the business of developing, manufacturing, marketing, and distributing legal cannabinoid-based and other products, particularly pharmaceutical products, worldwide;

B.

The Company wishes to engage the services of the Consultant as an independent contractor of the Company to serve as Clinical Development Consultant and Chair of the Company's Scientific Advisory Board (SAB), using best efforts in the mission to further the interests of the Company; and

C.

The Company and the Consultant have agreed to enter into a consulting agreement for their mutual benefit.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.

ENGAGEMENT AS A CONSULTANT

1.1

The Company, meant throughout this Agreement to mean the Company's governing body or Board of Directors, hereby continues to engage the Consultant as an independent contractor of the Company, to undertake the duties and title of Clinical Development Consultant and Chair, Scientific Advisory Board, and agrees to exercise those powers on a best efforts basis on behalf of the Company, (collectively the “Services”) and the Consultant accepts such engagement on the terms and conditions set forth in this Agreement.

2.

TERM OF THIS AGREEMENT

2.1

The term of this Agreement shall begin as of the Effective Date and shall continue for five (5) years or until terminated earlier pursuant to Sections 10 and 11 herein (the “Term”).  Any renewal period for this Agreement shall be at the sole discretion of the Company along with the renewal term including any compensation for services during the renewal term.

3.

CONSULTANT SERVICES

3.1

The Consultant shall undertake and perform the duties and responsibilities commonly associated with acting in the capacities of Clinical Development Consultant and Chair, Scientific Advisory Board, including, but not limited to those duties attached hereto as Appendix “A”.   The Consultant agrees that her duties may be reasonably modified at the Company’s and the Consultant’s mutual agreement from time to time.

3.2

In providing the Services the Consultant shall:

  comply with all applicable local statutes, laws and regulations;
  not make any misrepresentation or omit to state any material fact which results in a misrepresentation regarding the business of the Company;
  not disclose, release or publish any information regarding the Company without the prior written consent of the Company; and
  not employ any person in any capacity, or contract for the purchase or rental of any service, article or material, nor make any commitment, agreement or obligation whereby the Company shall be required to pay any monies or other consideration without the Company's prior written consent.

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4.

CONSULTANT COMPENSATION

4.1

Fees.  As monthly compensation for the provision of the Services, the Company shall pay the Dorothy Helen Bray, Ph.D., thirty thousand dollars ($30,000.00) or an equivalent dollar amount of Company S-8 free trading common shares, the choice of cash or S-8 share to be at the sole discretion of the Company.  In the event of material non-payment, the Consultant will have the right to terminate the Services pursuant to Section 12.

4.2

Shares.  As further compensation for the provision of the Services, the Company shall pay the Consultant or her assigns fifteen million (15,000,000) newly issued Rule 144 restricted common shares of Company common stock, par value $0.001 per share, in the first quarter of 2015, and two million (2,000,000) newly issued Rule 144 restricted common shares of Company common stock each year of this Agreement on or before the anniversary of the Effective Date, beginning in 2015. In the event of termination by the Company, all the shares contemplated in this Agreement will be issued and vested.

4.3

Performance Bonus. As further compensation based on job performance, product development and branding, product sales, achievement of project or operational milestones, the Company is committed to providing an additional bonus schedule for the Consultant on a semi-annual basis in the form of stock, options, or cash payments at the discretion of the Company.

5.

CONSULTANT EXPENSES AND DEVELOPMENT COSTS

5.1

The Parties agree that the Compensation hereunder shall be inclusive of any and all fees or expenses incurred by the Consultant on the Consultant’s own behalf pursuant to this Agreement including but not limited to the costs of rendering the Services.  Notwithstanding the foregoing, the Company shall reimburse the Consultant for any bona fide expenses such as travel and telephone incurred by the Consultant on behalf of the Company in connection with the provision of the Services provided that the Consultant submits to the Company an itemized written account of such expenses and corresponding receipts of purchase in a form acceptable to the Company within 10 days after the Consultant incurs such expenses.  However, the Company shall have no obligation to reimburse the Consultant for any single expense in excess of $5,000 or $10,000.00 in the aggregate without the express prior written approval of the Company’s Board of Directors.

5.2

The Company's development costs related to the Consultant's Services will be paid for by the Company either directly or through compensation to the Consultant, by mutual agreement of the Parties.

6.

CONFIDENTIALITY

6.1

The Consultant shall not disclose to any third party without the prior consent of the Company any financial or business information concerning the business, affairs, plans and programs of the Company its Directors, officers, shareholders, employees, or consultants (the "Confidential Information").  The Consultant shall not be bound by the foregoing limitation in the event (i) the Confidential Information is otherwise disseminated and becomes public information or (ii) the Consultant is required to disclose the Confidential Informational pursuant to a subpoena or other judicial order.  As a material inducement to the Company entering into this Agreement, the Consultant shall, at the Company’s request, execute a confidentiality and non-disclosure agreement in a form mutually agreed upon by the Company and the Consultant.

7.

GRANTS OF RIGHTS AND INSURANCE

7.1

 The Consultant agrees that the results and proceeds of the Services under this Agreement, although not created in an employment relationship, shall, for the purpose of copyright only, be deemed a work made in the course of employment under the Canadian law or a work-made-for-hire under the United States law and all other comparable international intellectual property laws and conventions.  All intellectual property rights and any other rights which the Consultant may have in and to any work, materials, or other results and proceeds of the Services hereunder shall vest irrevocably and exclusively with the Company and are otherwise hereby assigned to the Company as and when created.  The Consultant hereby waives any moral rights of authors or similar rights the Consultant may have in or to the results and proceeds of the consulting Services hereunder.

7.2

For the avoidance of doubt, the Company will not have any rights to the intellectual property owned by BHD Holding BV or by ImmunoClin Corporation, a U.S. corporation with registered address of 1800 Wyoming Avenue, NW, Third Floor, Washington, DC 20009 USA, or its wholly owned British subsidiary, ImmunoClin Ltd.

7.3

The Consultant’s name will be included in the publications of scientific data obtained.

7.4

The Consultant retains the right of prior approval of any public statements or publications by the Company using the Consultant's name, such as press releases and website pages.

7.5

The Company shall have the right to apply for and take out, at the Company's expense, life, health, accident, or other insurance covering the Consultant, in any amount the Company deems necessary to protect the Company's interest hereunder.  The Consultant shall not have any right, title, or interest in or to such insurance.

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8.

REPRESENTATIONS AND WARRANTIES

8.1

The Consultant represents, warrants and covenants to the Company as follows:

(a)

The Consultant is not under any contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of the Services hereunder or any other rights of the Company hereunder;

(b)

The Consultant is not under any physical or mental disability that would hinder the performance of her duties under this Agreement; and

(c)

The Company will provide and disclose all legal and commercial information to the Consultant that is necessary to perform Consultant’s duties.

9.

INDEMNIFICATION

9.1

Each Party shall indemnify and hold harmless the other Party, its partners, financiers, parent, affiliated and related companies, and all of their respective individual shareholders, directors, officers, employees, attorneys, auditors, licensees and assigns from and against any claims, actions, losses and expenses (including legal expenses) occasioned by any breach by the Party of any representations and warranties contained in, or by any breach of any other provision of, this Agreement by the Party.

10.

 NO OBLIGATION TO PROCEED.

10.1

Nothing herein contained shall in any way obligate the Company to use the Services hereunder or to exploit the results and proceeds of the Services hereunder; provided that, upon the condition that the Consultant is not in material default of the terms and conditions hereof, nothing contained in this section 10.1 shall relieve the Company of its obligation to deliver to the Consultant the Compensation.  All of the foregoing shall be subject to the other terms and conditions of this Agreement (including, without limitation, the Company’s right of termination, disability and default).

11.

RIGHT OF TERMINATION.

11.1

The Company and the Consultant shall each have the right to terminate this Agreement at any time in its sole discretion by giving not less than ninety (90) days written notice. Upon termination of this Agreement the Consultant shall continue to work with the Company to fulfill the obligations of this Agreement during the notice period and this period will be paid for per terms of this Agreement.

.

12.

DEFAULT/BREACH

12.1

No act or omission of the Company hereunder shall constitute an event of default or breach of this Agreement unless the Consultant shall first notify the Company in writing setting forth such alleged breach or default and the Company shall cure said alleged breach or default within 10 days after receipt of such notice (or commence said cure within said ten days if the matter cannot be cured in ten days, and shall diligently continue to complete said cure).  No act or omission of the Consultant hereunder shall constitute an event of default or breach of this Agreement unless the Company shall first notify the Consultant in writing setting forth such alleged breach or default and the Consultant shall cure said alleged breach or default within 10 days after receipt of such notice (or commence said cure within said ten days if the matter cannot be cured in ten days, and shall diligently continue to complete said cure).  Either Party may terminate the Agreement if there is an event of default or breach of this Agreement that the other Party does not cure or attempt to cure pursuant to the clear intent of this Section.

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13.

COMPANY'S REMEDIES.

13.1

The services to be rendered by the Consultant hereunder and the rights and privileges herein granted to the Company are of a special, unique, unusual, extraordinary and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, it being understood and agreed that a breach by the Consultant of any of the provisions of this Agreement shall cause the Company irreparable injury and damages.  The Consultant expressly agrees that the Company shall be entitled to seek injunctive and/or other equitable relief to prevent a breach hereof the Consultant.  Resort to such equitable relief, however, shall not be construed as a waiver of any other rights or remedies which the Company may have in the premises for damages or otherwise.

14.

INDEPENDENT CONTRACTORS.

14.1 Nothing herein shall be construed as creating a partnership, joint venture, or master-servant relationship between the Parties for any purpose whatsoever.  Except as may be expressly provided herein, neither Party may be held responsible for the acts either of omission or commission of the other Party, and neither Party is authorized, or has the power, to obligate or bind the other Party by contract, agreement, warranty, representation or otherwise in any manner.  It is expressly understood that the relationship between the Parties is one of independent contractors.

15.

ADDITIONAL PROVISIONS

15.1

Anticipated Joint Venture with Unistraw Holdings Pte. Ltd. ("Unistraw") and Michigan Green Technologies LLC.  As a material inducement of this Agreement, the Company ensures that any joint venture created by and between the Company and Unistraw shall include the Consultant as a Company-appointed executive of such joint venture.  In addition, the Company ensure that the Consultant will be appointed as one of the initial three (3) managers for Michigan Green Technologies LLC (MGT) from the Company's selections under terms of the agreements between the Company and MGT.

15.2

The Company recognizes that the ability of the Consultant to develop any products is limited if the Company cannot support such development financially.

16.

MISCELLANEOUS PROVISIONS

(a)

Time.  Time is of the essence of this Agreement.

(b)

Presumption.  This Agreement or any section thereof shall not be construed against any Party due to the fact that said Agreement or any section thereof was drafted by said Party.

(c)

Titles and Captions.  All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

(d)

Further Action.  The Parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

(e)

Savings Clause.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

(f)

Assignment. The Company and the Consultant may assign this Agreement only with the prior written consent of the other Party.

(g)

Notices.  All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, and emailed to, the Party to be notified.  Notice to each Party shall be deemed to have been duly given upon delivery, personally or by courier, to the physical and email addresses of the other Party at that Party's physical and email addresses provided on page one (1) of this Agreement, which may be updated over time with at least ten days written notice, to the other Party.

(h)

Entire Agreement.  This Agreement contains the entire understanding and agreement among the Parties.  There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto.  This Agreement may be amended only in writing signed by all Parties.

(i)

Waiver.  A delay or failure by any Party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

(j)

Counterparts.  This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  Counterparts expressly may include electronic counterparts with electronic signatures transmitted through electronic means.

(k)

Successors.  The provisions of this Agreement shall be binding upon all Parties, their successors and permitted assigns.

(l)

Counsel.  The Parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

CANNABIS SCIENCE, INC.

Per: /s/ Chad S. Johnson, Esq

________________________________

 Chad S. Johnson, Esq., COO, Director

Per: /s/ Robert Kane

________________________________

Robert Kane, CFO, Director

CONSULTANT:

By: /s/ Dr. Dorothy Helen Bray

_______________________________

Dr. Dorothy Helen Bray, Owner

BHD Holding BV

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APPENDIX “A”

Consultant’s duties include, but are not limited to the following:

·

Establish clinical and commercial strategy to develop Company’s intellectual property portfolio in collaboration with the Company’s Board of Directors

·

Develop business plan to accomplish commercial development together with the Company’s Board of Directors

·

Supervise prosecution od patents worldwide

·

Design scientific and clinical experiments

·

Supervise all clinical studies

·

Supervise collection of clinical data from observational studies

·

Develop and establish UNISTRAW technology based formulations of hemp, cannabis and cannabinoids for prescription and marihuana dispensary markets

·

Serve as a manager of MGT as an appointee of the Company and as an executive of any joint venture between UNISTRAW and the Company

·

Develop CBN for the treatment of sleep disorders

·

Develop Cannabinoid combinations for therapy of neurological disorders

·

Develop topical applications for the treatment of skin cancers

·

Engage in creating additional intellectual property

·

Represent the Company with regulatory authorities

·

Organize and lead the Scientific Advisory Board for the Company

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